Exhibit 5.1
[Inverness Medical Innovations, Inc. Letterhead]
June 26, 2009
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
Re:      Securities Being Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
          In accordance with Item 601(b)(5) of Regulation S-K, I am furnishing this opinion to you in my capacity as counsel to Inverness Medical Innovations, Inc. (the “Company”) in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the registration of an additional 1,000,000 shares (the “Registered Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), which the Company may issue pursuant to the Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan, as amended (the “Plan”).
     In connection with the opinions expressed below, I have been furnished with and have examined originals, or copies certified or otherwise identified to my satisfaction, of the Plan, the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated By-Laws, each as presently in effect, the Registration Statement and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion.
     I am an attorney admitted to practice in the Commonwealth of Massachusetts. I express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based upon the foregoing, I am of the opinion that upon the issuance and delivery of the Registered Shares against payment therefore in accordance with the terms of the Plan, the Registered Shares will be validly issued, fully paid and non-assessable shares of Common Stock.
     This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
     The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and I assume no obligation to update this opinion after the date hereof. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Jay McNamara
Jay McNamara, Esq.
Senior Counsel, Corporate & Finance